SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 11, 2012

MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 14, 2011, Meridian Bioscience, Inc. (the “Company”) filed with the Securities and Exchange Commission (“SEC”) a definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) relating to its Annual Meeting of Shareholders to be held on January 25, 2012 (the “Annual Meeting”). Subsequent to such filing, the Company learned that Institutional Shareholder Services Inc. (“ISS”) had recommended that the Company shareholders vote “AGAINST” the proposal to approve the 2012 Meridian Bioscience, Inc. Stock Incentive Plan (the “Plan”) because the definition of “Full-Value Award” did not include unrestricted Common Shares, and as a result, the language of the Plan did not make it clear that the 1,000,000 share limitation for Full-Value Awards was intended to also apply to awards of unrestricted Common Shares.

Following its review of the recent ISS’s recommendation, the Company approved an amendment to the Plan (the “Amendment”) so that the definition of “Full-Value Award” includes Restricted Shares, Restricted Share Units and unrestricted Common Shares. Specifically, Section 2(s) of the Plan has been amended and restated in its entirety as follows:  ““Full-Value Award” means Restricted Shares, Restricted Share Units or unrestricted Common Shares.”  The Plan, as so amended, remains subject to shareholder approval at the Annual Meeting.

In addition,  the Company learned that Glass Lewis & Co. (“Glass Lewis”) had noted a lack of affirmative disclosure of the level of director attendance at the Company’s board and committee meetings.  Although the Company maintains that its current Proxy Statement disclosure meets all requirements of SEC Regulation S-K 407 in this regard, the Company hereby clarifies and confirms that fiscal 2011 all Directors did in fact attend at least 75% of the aggregate of all board and committee meetings that they were obligated to attend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: January 11, 2012	By:	/s/ Melissa A. Lueke
Melissa A. Lueke
Executive Vice President and Chief Financial Officer (Principal Accounting Officer)